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                                   EXHIBIT 23



CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of E-Sync Networks, Inc.;

We consent to the incorporation by reference in the registration statements of E-Sync Networks, Inc., Nos. 33-7271 and 333-92933 on Form S-8, of our reports dated April 11, 2001, relating to the consolidated balance sheet of E-Sync Networks, Inc. as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows and for each of the years in the two year period ended December 31, 2000 which reports are included in the annual report on Form 10-K.



KPMG LLP


New York, New York
September 6, 2001